Exhibit 3.1

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity:

Asset Entities Inc.

	Entity or Nevada Business Identification Number (NVID):	E21638682022-8

2. Effective date and time:	For Certificate of Designation or	Date:	Time:
Amendment to Designation Only
	(Optional):	(must not be later than 90 days after the certificate is filed)

3. Class or series of	The class or series of stock being designated within this filing:
stock: (Certificate of
Designation only)

4. Information for	The original class or series of stock being amended within this filing:
amendment of class	Series A Convertible Preferred Stock
or series of stock:

5. Amendment of	☐	Certificate of Amendment to Designation- Before Issuance of Class or Series
class or series of		As of the date of this certificate no shares of the class or series of stock have been issued.
stock:	☒	Certificate of Amendment to Designation- After Issuance of Class or Series
The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution:	By resolution of the board of directors pursuant to a provision in the articles of incorporation this
Certificate of Designation	certificate establishes OR amends the following regarding the voting powers, designations,
and Amendment to	preferences, limitations, restrictions and relative rights of the following class or series of stock.*
Designation only)	See Exhibit A attached hereto.

7. Withdrawal:	Designation being	Date of
	Withdrawn:	Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	☒	/s/ Arshia Sarkhani	Date:	09/04/2024
Signature of Officer

*	Attach additional page(s) if necessary	Page 1 of 1
This form must be accompanied by appropriate fees.		Revised: 8/1/2023

EXHIBIT A

Section 30(b) of the Certificate of Designation of Series A Convertible Preferred Stock of Asset Entities Inc. (the “Certificate of Designation”) is amended and restated in its entirety as follows:

(b) Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation.